Exhibit 99.1
Chart Industries Reports 2007 Second Quarter Results
•	Net income up 59% on net sales increase of 30%

•	Backlog increases significantly
Cleveland, Ohio – August 13, 2007 — Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the second quarter ended June 30, 2007.
Net sales for the second quarter of 2007 increased 30% to $167.6 million from $129.4 million in the second quarter of 2006.
Net income for the second quarter of 2007 was $8.4 million, or $0.32 per diluted share. Excluding $7.1 million of one-time, non-cash stock-based compensation expense, resulting primarily from the vesting of performance-based options in conjunction with the Company’s secondary stock offering completed in June 2007, and $0.5 million of secondary offering expenses, second quarter 2007 pre-tax income and net income would have been $20.3 million and $13.5 million, respectively, or $0.51 per diluted share. This compares to second quarter 2006 net income of $5.3 million.
“We were pleased with our ability to meet the continued robust demand from the markets that we serve, particularly the global industrial gas market, and to report improved results in our Energy & Chemicals business this quarter,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer.
“We received orders of more than $240 million in the second quarter of 2007, an increase of almost 40% compared with the first quarter of 2007,” continued Mr. Thomas. “This impressive growth was led by significant orders in our Energy & Chemicals business. As previously reported, we were awarded orders from Energy World Corporation totaling in excess of $100 million for four liquefied natural gas (“LNG”) liquefaction trains to be installed by Energy World in Southeast Asia. We have also recently entered into a strategic alliance with Energy World, which reinforces our long-term relationship and positions us to obtain future LNG projects over the next several years.”
Backlog at June 30, 2007 of $415.3 million was up 21% compared to backlog of $342.2 million at March 31, 2007, and up 50% compared to $276.9 million at June 30, 2006.
Gross profit for the second quarter of 2007 was $51.3 million, or 31% of sales, versus $36.1 million, or 28% of sales, in the comparable quarter of 2006. “Our Energy & Chemicals business gross profit and related margin improved in the second quarter compared to the same quarter last year due to favorable project mix changes and also improved compared to the first quarter of 2007 as we were able to quickly recover from the February strike at our La Crosse, Wisconsin facility, put several fixed price contracts behind us where we had incurred escalating raw material and labor costs, and stabilize the

Exhibit 99.1
margin impact of the two large, complex installation projects that have diluted our gross profit for the past year,” said Mr. Thomas. “We are continuing to work diligently with our customers to complete these two projects by the end of 2007, and we expect to maintain the existing margins on these projects until completed.”
Selling, general and administrative (“SG&A”) expenses for the second quarter of 2007 were $28.8 million, or 17% of sales, compared with $17.7 million, or 14% of sales, for the same quarter a year ago. This increase in SG&A expenses was primarily attributable to $7.1 million of one-time, non-cash stock-based compensation, resulting primarily from the vesting of performance-based options in conjunction with the secondary stock offering completed in June 2007, and $0.5 million of secondary offering expenses. Excluding these charges, SG&A expenses would have been approximately 13% of sales for the second quarter of 2007.
Net interest expense and financing costs amortization for the second quarter of 2007 was $6.4 million compared with $7.0 million for the same quarter a year ago. This decrease was primarily attributable to lower long-term debt outstanding as a result of $55.0 million of voluntary principal prepayments made on the Company’s senior term debt in mid-2006, primarily from proceeds received from warrant and option exercises and the Company’s 2006 initial public offering (“IPO”), and an additional $40.0 million of voluntary principal prepayments in the second quarter of 2007, primarily from secondary offering proceeds received.
Income tax expense was $4.3 million for the second quarter of 2007 and represented an effective tax rate of 34% compared with $2.5 million for the first quarter of 2006, representing an effective tax rate of 32%. This increase in the annual effective tax rate in 2007 compared to 2006 was primarily due to a greater proportion of U.S. earnings, which are taxed at higher rates than the Company’s foreign earnings.
Cash provided by operating activities for the six months ended June 30, 2007 was $8.4 million, compared with $16.4 million for same period in 2006. This decrease in cash provided by operations was primarily attributable to higher working capital levels to support business growth. Cash used in investing activities was $12.2 million in the first half of 2007 compared with $23.3 million used in the same period of 2006. This decrease was primarily attributable to $15.9 million of cash used in 2006 for the acquisition of Cooler Service offset by $3.4 million more cash used for capital expenditures in 2007 for continued strategic expansions. Cash used in financing activities was $0.9 million in the first half of 2007 compared to $6.9 million of cash provided by financing activities the same period of 2006. These balances reflect cash received of $38.1 million from the secondary stock offering in 2007 and $39.2 million from IPO related warrant and option exercises in 2006, offset primarily by voluntary principal prepayments of $40.0 million and $30.0 million made in the 2007 and 2006 six month periods, respectively, on the Company’s senior term debt.

Exhibit 99.1
SEGMENT HIGHLIGHTS
Energy & Chemicals (“E&C”) segment sales improved by 37% to $58.1 million for the second quarter of 2007, compared with $42.5 million for the same quarter in the prior year. This sales growth was primarily due to the inclusion of air cooled heat exchanger sales as a result of the acquisition of Cooler Service in the second quarter of 2006 and higher volume for brazed aluminum heat exchangers. E&C gross profit margin increased to 27% in the second quarter of 2007 compared to 15% in the second quarter of 2006. This 12-percentage point margin improvement was primarily due to a favorable change in project mix for E&C’s process systems.
Distribution & Storage (“D&S”) segment sales for the second quarter of 2007 increased by 30% to $86.6 million compared with $66.5 million for the second quarter of 2006. Bulk storage and packaged gas systems sales volumes were favorably affected by the continued growth in the global industrial gas market, price increases to absorb continued escalating raw material costs, and to a lesser extent foreign currency translation. Although D&S is expecting sales growth in the second half of 2007 compared with the second half of 2006, a temporary slowdown in bulk storage tank sales in the U.S. industrial gas market is anticipated in the second half of 2007 primarily due to the Linde/BOC merger. D&S gross profit margin declined to 32% in the second quarter of 2007 from just over 33% for the same period in 2006. This small decline in the margin was mostly attributable to a change in product sales mix.
BioMedical segment sales for the second quarter improved by 12% to $22.9 million compared with $20.4 million for the same quarter in the prior year. This increase in sales for the quarter was primarily due to higher volume of biological storage systems in international markets. For the second quarter of 2007, the gross profit margin declined to approximately 35% compared to 38% for the second quarter of 2006 due to a change in product line sales mix in U.S. markets and raw material surcharges.
OUTLOOK
Based on backlog, performance to date and second half expectations, the Company is reaffirming its 2007 sales outlook range of $620 million to $650 million. The 2007 earnings per share (“EPS”) outlook remains unchanged, except for the impact of the 1.9 million over-allotment shares issued and the non-recurring charges incurred in conjunction with the Company’s secondary stock offering completed in June 2007.
The 2007 EPS range is expected to be $1.26 to $1.38 per diluted share based on 27.3 million weighted average shares outstanding. This range includes $7.1 million of non-cash stock-based compensation expense and $0.8 million of expenses related to the secondary offering. The previous EPS outlook was a range of $1.54 to $1.66 per diluted share based on 25.8 million weighted average shares outstanding and did not reflect the impact of the secondary stock offering.

Exhibit 99.1
For 2008, it is currently estimated that the annual weighted average diluted shares outstanding will be approximately 29.0 million.
FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets which the Company serves; a delay, significant reduction in and/or loss of purchases by large customers; competition; compliance obligations under the Sarbanes-Oxley Act of 2002; general economic, political, business and market risks associated with the Company’s international operations; the Company’s ability to successfully manage its growth, including its ability to successfully acquire and integrate new product lines or businesses; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; and litigation and disputes involving the Company. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
As previously announced, the Company will discuss its second quarter 2007 results on a conference call on August 13, 2007 at 10:30 a.m. ET. Participants may join the conference call by dialing (800) 374-0113 in the U.S. or (706) 758-9607 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.

Exhibit 99.1
A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (800) 642-1687 in the U.S. or (706) 645-9291 outside the U.S. and entering Event ID 11410165. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, August 27, 2007.
For more information, click here:
http://www.b2i.us/irpass.asp?BzID=1444&to=ea&s=0
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer
and Treasurer
216-626-1216
michael.biehl@chart-ind.com

Exhibit 99.1
CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Sales	$167,587	$129,367	$320,050	$250,207
Cost of Sales	116,329	93,254	228,933	177,107

Gross profit	51,258	36,113	91,117	73,100

Selling, general and administrative expenses	28,753	17,693	48,198	35,155
Amortization expense	2,640	3,528	5,668	7,104
Other	116	69	215	231

	31,509	21,290	54,081	42,490

Operating income (1)	19,749	14,823	37,036	30,610

Other expense (income):
Interest expense and financing cost amortization, net	6,374	6,955	13,124	13,870
Foreign currency expense (income)	643	(3)	289	(151)

	7,017	6,952	13,413	13,719

Income before income taxes and minority interest	12,732	7,871	23,623	16,891
Income tax expense	4,343	2,510	8,056	5,490

Income before minority interest	8,389	5,361	15,567	11,401
Minority interest, net of taxes	59	(53)	59	(47)

Net income	$8,448	$5,308	$15,626	$11,354

Net income per common share — diluted (2)	$0.32	$0.50	$0.60	$1.20

Weighted average number of common shares outstanding — diluted	26,588	10,636	26,199	9,461

(1)	Includes depreciation expense for the three months ended June 30, 2007 and 2006 of $1,947 and $1,250, respectively, and for the six months ended June 30, 2007 and 2006 of $3,506 and $2,503, respectively.

(2)	Net income per common share — diluted for the three and six months ended June 30, 2006 is not comparable to the same periods in 2007 because of the change in the Company’s capital structure as result of the initial public offering in July 2006 and secondary offering in June 2007.

Exhibit 99.1
CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Six Months Ended
	June 30,
	2007	2006
Net Cash Provided by Operating Activities	$8,376	$16,416

Investing Activities
Capital expenditures	(10,591)	(7,240)
Acquisition of business, net of cash acquired	—	(15,858)
Other investing activities	(1,649)	(188)

Net Cash Used In Investing Activities	(12,240)	(23,286)

Financing Activities
Payments on revolving credit facilities or short-term debt	(750)	(2,350)
Principal payments on long-term debt	(40,000)	(30,000)
Stock offering-related proceeds	38,061	39,237
Other financing activities	1,780	—

Net Cash (Used In) Provided By Financing Activities	(909)	6,887

Net (decrease) increase in cash and cash equivalents	(4,773)	17
Effect of exchange rate changes on cash	195	254
Cash and cash equivalents at beginning of period	18,854	11,326

Cash And Cash Equivalents At End of Period	$14,276	$11,597

Exhibit 99.1
CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	June 30,	December 31,
	2007	2006
ASSETS

Current assets	$246,258	$230,635
Property, plant and equipment, net	92,094	85,723
Goodwill	247,000	247,144
Identifiable intangible assets, net	140,952	146,623
Other assets, net	13,512	14,750

TOTAL ASSETS	$739,816	$724,875

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$135,987	$139,241
Long-term debt	250,000	290,000
Other long-term liabilities	72,404	75,900

Shareholders’ equity	281,425	219,734

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$739,816	$724,875

Exhibit 99.1
CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Sales

Energy & Chemicals	$58,092	$42,490	$110,369	$83,664
Distribution & Storage	86,562	66,512	163,341	126,830
BioMedical	22,933	20,365	46,340	39,713

Total	$167,587	$129,367	$320,050	$250,207

Gross Profit

Energy & Chemicals	$15,817	$6,213	$21,844	$17,862
Distribution & Storage	27,525	22,156	53,275	40,978
BioMedical	7,916	7,744	15,998	14,260

Total	$51,258	$36,113	$91,117	$73,100

Gross Profit Margin

Energy & Chemicals	27.2%	14.6%	19.8%	21.3%
Distribution & Storage	31.8%	33.3%	32.6%	32.3%
BioMedical	34.5%	38.0%	34.5%	35.9%
Total	30.6%	27.9%	28.5%	29.2%

Operating Income

Energy & Chemicals	$9,717	$1,109	$9,867	$7,043
Distribution & Storage	19,153	14,270	37,197	25,347
BioMedical	4,847	4,777	9,757	8,491
Corporate (1)	(13,968)	(5,333)	(19,785)	(10,271)

Total	$19,749	$14,823	$37,036	$30,610

(1)	The Corporate operating loss for the three and six months ended June 30, 2007 includes $7,086 of stock-based compensation expense primarily related to the vesting of performance-based options in conjunction with the Company’s secondary stock offering in June 2007. Also, the three and six months ended June 30, 2007 operating loss includes $510 and $770, respectively, of secondary offering expenses.

Exhibit 99.1
CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	June 30,	March 31,
	2007	2007
Orders

Energy & Chemicals	$146,447	$71,310
Distribution & Storage	75,997	76,568
BioMedical	21,014	26,935

Total	$243,458	$174,813

Backlog

Energy & Chemicals	$315,034	$226,696
Distribution & Storage	92,586	105,666
BioMedical	7,653	9,820

Total	$415,273	$342,182